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                                 EXHIBIT 11.1

                         AMERICAN ECOLOGY CORPORATION
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                                                Primary Computation            Fully Diluted Computation
                                                            ---------------------------   ----------------------------------
                                                              Year Ended December 31,           Year Ended December 31,
                                                            ---------------------------   ----------------------------------
                                                             1994      1993      1992        1994         1993      1992
                                                            -------  --------  ---------   --------     -------   -------
Net income                                                  $3,850    $ 4,744    $12,556     $3,850     $ 4,744   $12,556
 Adjustments to net income:
  Investment income on assumed investment of excess
    proceeds from exercise of common stock equivalents          --        137        325         --         137       325
  Elimination of interest upon assumed retirement
    of existing debt                                            --         --         68         --          --        68
                                                            ------    -------    -------     ------     -------   -------
   Adjusted net income available for common shareholders    $3,850    $ 4,881    $12,949     $3,850     $ 4,881   $12,949
                                                            ======    =======    =======     ======     =======   =======
Weighted average shares outstanding:
 Common shares outstanding at end of period                  7,819      7,784      7,381      7,819       7,784     7,381
 Effect of using weighted average common and
  common equivalent shares outstanding                          (6)       (88)      (119)        (6)        (88)     (119)
 Effect of shares issuable under stock option plans
  based on the treasury stock method                            38        632        610         44         632       610
 Effect of shares issuable under warrant based on the
  treasury stock method                                         --      1,327      2,172         --       1,327     2,172
 Modified treasury stock, 20% repurchase limit                  --     (1,558)    (1,476)        --      (1,558)   (1,476)
                                                            ------    -------    -------     ------     -------   -------
   Shares used in computing earnings per share               7,851      8,097      8,568      7,857       8,097     8,568
                                                            ======    =======    =======     ======     =======   =======
Earnings per share                                           $0.49      $0.60      $1.51      $0.49       $0.60     $1.51
                                                            ======    =======    =======     ======     =======   =======
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